                               DATED 26 JUNE 1998

                               THE BOC GROUP plc

                                 THE BOC GROUP

                         PHILIPP BROTHERS CHEMICALS INC

                                   AGREEMENT

                           FOR THE SALE AND PURCHASE

                                OF THE SHARES OF

                              ODDA SMELTEVERK A/S

                                      AND

                                OF THE BUSINESS

                               AND CERTAIN ASSETS

                           OF BOC CARBIDE INDUSTRIES,

                           A DIVISION OF BOC LIMITED

                           BOC Group Legal Department
                                 Chertsey Road

                                   Windlesham
                                Surrey GU2O 6HJ

                                Tel. 01276477222
                               Fax: 01276 471333

TABLE OF CONTENTS

Clause                                               Page
------                                               ----
1. INTERPRETATION                                    3
2. SALE OF SHARES AND ASSETS                         5
3. CONSIDERATION                                     6
4. CONDITIONS AM) COMPLETION                         6
5. ACTIONS PENDING COMPLETION                        8
6. CHANGE OF NAME                                    11
7. PROVISIONS RELATING TO THE BUSINESS               11
8. NON-COMPETE UNDERTAKINGS                          13
9. WARRANTIES                                        14
10. TAX INDEMNITY                                    15
11. ENVIRONMENTAL INDEMNITY                          15
12. LIMITS OF BOC LIABILITY                          19
13. OTHER PROVISIONS                                 20


Schedule
--------

1.       DETAILS OF THE COMPANY
2.       DETAILS OF TYSSEFALDENE A/S
3.       THE WARRANTIES
4.       BOC CARBIDE INDUSTRIES
5.       INSURANCE POLICIES

Documents in the agreed form

1.       BOC Carbide Supply Agreement

THIS AGREEMENT is made the 26th day of June 1998 BETWEEN

1) THE BOC GROUP plc, a limited company incorporated in England (registered no. 22096) whose registered office is at Chertsey Road, Windlesham, Surrey GU2O 6HJ, England ("BOC"); and

2) PHILIPP BROTHERS CHEMICALS INC, a company incorporated under the laws of the State of New York, USA whose principal office is at One Parker Place, Fort Lee, NJ 07024, USA ("Philipps").

IT IS AGREED as follows:

1. INTERPRETATION

1.1 In this Agreement:

"Agreement" means this agreement and any schedules and attachments hereto, and any amendments agreed in writing between the parties;

"Audited Accounts" means the audited balance sheet of the Company made up as at the Balance Sheet Date and the audited profit and loss account of the Company for the year ended on the Balance Sheet Date;

"Balance Sheet Date"  means 30 September 1997;

"BOG Carbide Supply Agreement" means an agreement substantially in the agreed form to be executed on Completion for the supply of carbide products by Philipps (or its Connected Company) to BOC Limited and BOC Gases Ireland Limited after Completion;

"Book Debts" means the debts owed to BOC Limited in respect of the Business as at the Effective Date;

"Business" means the business of supplying calcium carbide products and dicyandiamide and related products carried on as a division of BOC Limited under the name "BOC Carbide Industries";

"Business Accounts" means the unaudited pro forma profit and loss account and balance sheet of the Business as at and for the year ended on the Balance Sheet Date;

"Business Day" means a day on which banks are open for business in both London and New York;

"Company" means Odda Smelteverk A/S, details of which are given in Schedule 1;

"Completion" means completion of the sale and purchase of the Sale Shares, the Business and the Sale Assets;

"Completion Date" means the date of Completion;

"Connected Company" means in relation to BOC or Philipps as the case may be, a company which is a subsidiary or holding company thereof or a subsidiary of such holding company;

"Contracts" means the contracts with BOC Limited in respect of the Business as listed in part 1 of Schedule 4 and "Contract" means any one of them;

"Disclosure Letter" means the letter dated the date hereof written by or on behalf of BOC to Philipps disclosing information constituting exceptions to the Warranties and details of other matters referred to in this Agreement;

"Effective Date" means the Completion Date or such other date as the parties may agree;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party right;

"Employees" means the employees of BOC Limited engaged in the Business as listed in part 2 of Schedule 4;

"Fixed Assets" means all plant, machinery, tools, equipment and other chattels at the Site used or owned by BOC Limited for the purposes of the Business as listed in Section 113 of the Disclosure Letter, but not including the Stocks;

"Goodwill" means the goodwill of BOC Limited in relation to the Business together with the exclusive right for Philipps to represent itself as carrying on the Business in succession to BOC Limited;

"License" means the license granted to BOC Carbide Industries by Gunness Wharf Limited in relation to the Site pursuant to a licensing agreement dated 28 January 1980 (as amended);

"Losses" means all losses, liabilities, costs, charges, claims and damages;

"NOK" means Norwegian Krone;

"Properties" means the real property owned, leased or occupied by the Company as referred to in paragraph 6. 1 of the Disclosure Letter;

"Retained Assets" means the Book Debts and all the property, assets, rights and receivables (less payables) of the Business other than the Sale Assets;

"Sale Assets" means the assets of the Business to be purchased by Philipps pursuant to clause 2.2, namely the Fixed Assets, the benefit of the Contracts, the Goodwill and the Stocks;

"Sale Shares" means the entire issued share capital of the Company, details of which are set out in Schedule 1;

"Site" means the site occupied by the Business under the Licence at Gunness Wharf, Aithorpe;

"Stocks" means all stocks of calcium carbide, dicyandianilde, flame coal, packaging and other raw materials of the Business;

"Taxation" means all forms of taxation (whether direct or indirect), levies, imposts, duties, or other similar assessments of or imposed by the government of Norway or any taxing authority thereof or therein, on or in respect of the Company including penal duties and taxes, interest charges and other extraordinary assessments;

"Tax Indemnity" means the indemnity in respect of certain Taxation matters referred to in clause 10;

"Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations, 1981, as amended;

"VAT" means United Kingdom Value Added Tax;

"Warranties" means the warranties of BOC set out in this Agreement, including those in Schedule 3;

"Warranty Claim" means any claim made by Philipps for breach of any of the Warranties.

1.2 The headings to clauses and schedules, and the index of contents are for convenience only and shall not affect the interpretation of this Agreement.

1.3 Documents expressed to be "in the agreed form" mean documents in a form approved by, and signed for the purposes of identification by or on behalf of BOC and Philipps.

2.       SALE OF SHARES AND ASSETS

2. 1 Subject to the terms and conditions of this Agreement BOC shall sell the Sale Shares (or procure the sale of the Sale Shares by BOC Holdings) and Philipps, relying on the Warranties, shall purchase the Sale Shares, free from all Encumbrances and together with all rights now and hereafter attaching to them.

2.2 Subject to the terms and conditions of this Agreement BOC shall procure the sale by BOC Limited with full title guarantee of the Business as a going concern and of the Sale Assets (but excluding the Retained Assets), and Philipps, relying on the Warranties, shall purchase the Business as a going concern and the Sale Assets (but excluding the Retained Assets) free from all Encumbrances and together with all rights now and hereafter attaching to them.

3.       CONSIDERATION

3.1 The total consideration for the Sale Shares shall be the sum of (pound)8,500,000 (eight million five hundred thousand pounds sterling).

3.2 The total consideration for the purchase of the Business and the Sale Assets shall be the sum of (pound)3,000,000 (three million pounds sterling), comprising:

         3.2.1    (pound)70,000 in respect of the Fixed Assets;

         3.2.2    in respect of the Stocks, the amount agreed under clause 7.1;

         3.2.3 in respect of the Goodwill and the benefit of the Contracts, the amount calculated by subtracting from (pound)3,000,000 the aggregate of the amounts referred to in clauses 3.2.1 and 3.2.2.

3.3 The aggregate consideration referred to in clauses 3.1 and 3.2, namely (pound)11,500,000 (eleven million five hundred thousand pounds sterling), shall be paid by Philipps to BOC in cash at Completion by bank transfer in same day funds, subject to clause 4.5.3, to the following account:

         Account Name: The BOC Group plc
         Bank: Midland Bank plc
         Branch:  22 Victoria Street, London, SWIH ONJ
         Sort Code: 40.07.13
         Account Number: 50951730.

4.       CONDITIONS AND COMPLETION

4.1 The obligations of the parties to proceed to Completion shall be conditional upon satisfaction of the following conditions:

         4.1.1 receipt of approval ("concession") to the purchase of the Sale Shares from the Norwegian Ministry of Oil and Energy under the Industrial Concessions and Licenses Act, 1917 of Norway (such approval being given unconditionally or with such conditions as may be acceptable to Philipps, acting reasonably); and

         4.1.2 receipt of approval to the purchase of the Sale Shares from the Norwegian Ministry of Trade and Industry under the Business Acquisitions Act 1994 of Norway (such approval being given unconditionally or with such conditions as may be acceptable to Philipps, acting reasonably), or the expiry of any waiting period (and any extension thereof) under such Act, whichever shall occur sooner.

4.2 Each party undertakes to the other to use its best endeavors to procure satisfaction of the conditions referred to in clause 4.1 as soon as reasonably practicable following execution of this Agreement, provided that Philipps shall be entitled at any time by written notice to BOC to waive in whole or part any or all of such conditions. Without prejudice to the generality of the foregoing, Philipps shall promptly after the date hereof submit to the Ministries referred to in clause 4.1 duly completed applications for approval under the Acts referred to therein, and will promptly supply to the Ministries all such information as they may lawfully request in respect of such applications. BOC shall assist, and shall cause the Company to assist, by procuring such information relating to the Company as Philipps may reasonably require.

         4.3 Subject to satisfaction of such conditions, or waiver thereof by Philipps, Completion shall take place at the office of Messrs Vogt & Co, Oslo, on the date which is 3 business days after satisfaction or waiver of all such conditions, or on such other date as the parties may agree.

         4.4      On Completion BOC shall:

                  4.4.1 deliver or procure delivery of, or make available, the following to Philipps:

                  a) share certificates for all the Sale Shares endorsed to effect the sale of the Sale Shares to Philipps;

                  b) share certificates in the name of the Company in respect of its holding of shares in Tyssefaldene A/S and the other companies listed at the end of Schedule 1;

                  c) the certificate of incorporation (if any), cheque books and material records of the Company;

                  d) all the financial and accounting books and records of the Company and all documents of title relating to the Properties;

                  e) the written resignations of each of Barry Beecroft, Peter Turner (if he has by then been appointed a director under clause 5.5.5) and Richard Overend from his office as director of the Company;

                  f) (if required by Philipps) assignments of the benefit of the Contracts duly executed by BOC Limited;

                  g) (at the principal place of business of the Business) such of the Sale Assets as are capable of being transferred by delivery;

                  h) a certified true copy of a resolution of a duly authorized committee of the board of directors of BOC authorizing BOC to enter into this Agreement and to fulfil its obligations hereunder;

                  i) if required by Philipps, a certified true copy of a resolution of the board of directors of Tyssefaldene A/S approving the purchase by Philipps of the Sale Shares.

         4.4.2 procure the passing of a resolution of the board of directors of the Company resolving to approve and register the transfer of the Sale Shares referred to in clause 4.4.1(a) and appointing such persons as Philipps may nominate (not more than three) as additional directors of the Company and accepting the resignations referred to in clause 4.4.1(e); and

         4.4.3 procure that BOC Limited and BOC Gases Ireland Limited shall enter into the BOC Carbide Supply Agreement.

4.5      On Completion Philipps shall:

         4.5.1 enter into (or procure that a Connected Company of Philipps enters into) the BOC Carbide Supply Agreement and deliver a duly executed counterpart thereof to BOC;

         4.5.2 deliver to BOC a certified true copy of a resolution of the board of directors of Philipps authorizing Philipps to enter into this Agreement and to fulfil its obligations hereunder; and

         4.5.3 pay to BOC in accordance with clause 3.3 the aggregate consideration referred to in clauses 3.1 and 3.2.

4.6 If any of the conditions set out in clause 4.1 have not been fulfilled (or waived) on or before 31 December 1998, this Agreement shall (unless the parties agree otherwise) automatically terminate and neither party shall have any claim hereunder of any nature whatsoever against the other party (save in respect of their accrued rights and/or liabilities arising from any prior breach of this Agreement).

4.7 If any of the provisions of clauses 4.4 or 4.5, being material, are not fully complied with by BOC or Philipps as the case may be, by or on the Completion Date, Philipps, in the case of non-compliance by BOC, or BOC, in the case of non compliance by Philipps, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to BOC or, as the case may be, Philipps served on such date:

         4.7.1    to elect to terminate this Agreement; or

         4.7.2 to effect Completion so far as practicable having regard to the defaults which have occurred; or

         4.7.3 to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the foregoing provisions of clauses 4.4 and 4.5 shall apply to Completion as so deferred but provided such deferral may occur only once.

5.       ACTIONS PENDING COMPLETION

5.1 From the date hereof until Completion, on reasonable notice and during normal business hours, Philipps and its accountants and agents shall be allowed access to all the premises, books of account and other records of the Company and (subject to the terms of the License) shall be allowed access to the Site and to the books of account and other records of the Business, and BOC shall supply any information reasonably required by Philipps relating to the Company and the Business.

5.2 BOC undertakes to Philipps that, pending Completion, both the Business and the business of the Company will continue to be carried on in the ordinary course so as to maintain the business of the Company and the Business as a going concern pending Completion.

5.3 Pending Completion all insurance policies normally kept in force in relation to the Company and the Business will be maintained.

5.4 Pending Completion, such representatives and advisers as Philipps may reasonably request may be designated to work with BOC (or BOC Limited in the case of the Business) with regard to the management and operations of the Company and the Business respectively. BOC (or BOC Limited) will consult with such representatives and advisers with respect to any action which may materially affect the Company or the Business as the case may be. BOC (or BOC Limited) will furnish to such representatives and advisers such information as they may reasonably request for this purpose.

5.5 Without prejudice to the generality of the foregoing provisions of this clause 5, BOC shall collaborate fully with Philipps in relation to the running of the Business and the Company between the date hereof and Completion and during that period shall procure that in relation to the Business and/or the Company, as the case may be, BOC shall not without the prior consent of Philipps, such consent not to be unreasonably withheld or delayed:

         5.5.1 (other than pursuant to any agreement or approval existing at the date hereof, details of which are disclosed in the Disclosure Letter) incur or enter into any agreement or commitment involving any capital expenditure exceeding NOK500,000;

         5.5.2 incur or enter into or materially amend any material contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary course of business (Philipps hereby consents to execution of a carbide supply agreement between the Company and NCI, substantially in the form of the draft attached to the Disclosure Letter);

         5.5.3 incur or enter into or amend any Encumbrance relating to any of the Properties or their management or the rents payable therefor other than Encumbrances which would not have a material adverse effect on the value of any of such Properties;

         5.5.4 incur any additional borrowings not disclosed in the Disclosure Letter or incur any other material indebtedness otherwise than in the ordinary course of business;

         5.5.5 make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any director, provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants, or dismiss any director or (except for Peter Turner as a replacement for Charles Lambert) engage or appoint any additional director;

         5.5.6 discontinue or amend any of the Company pension schemes listed in the Disclosure Letter;

         5.5.7 acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement other than in the ordinary course of business;

         5.5.8 acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

         5.5.9 delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorized by the relevant creditors (or (if different) the period extended by the relevant creditors in which to make payment);

         5.5.10 amend any insurance contract (other than any BOC group policy to reflect that it is to be terminated at Completion) or fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

         5.5.11 create, allot or issue any share or loan capital of the Company;

         5.5.12 declare, make or pay any dividend or other distribution to shareholders of the Company.

5.6 BOC and Philipps shall use their respective best endeavors to obtain, on or prior to Completion, the consent of any party to any Contract whose consent is required in order for the assignment of such Contract to Philipps to become effective. Philipps shall supply to BOC such information and references regarding the financial position of Pbilipps as may reasonably be requested by BOC or any relevant third party in connection therewith.

5.7 If in respect of the Licence agreement dated 4 March 1992 between BOC Limited and SKW AG (the "SKW License"), the necessary consent to the assignment of the SKW Licence has not been obtained from SKW AG on or before Completion, despite each party using its best endeavors to obtain the same, Philipps may by written notice to BOC on or before the Completion Date elect that the Business and the Sale Assets be excluded from this Agreement, whereupon BOC shall be released from its obligations to sell and Philipps shall be released from its obligations to purchase the Business and the Sale Assets, and neither party shall have any liability to the other under this Agreement in respect of any such obligations (save for prior breaches of clause 5.6). For the avoidance of doubt, nothing in this clause shall affect the obligation of the parties to proceed to Completion of the sale and purchase of the Sale Shares, in respect of which Philipps shall pay to BOC at Completion the consideration referred to in clause 3.1.

5.8 If Philipps elects pursuant to clause 5.7 not to purchase the Business and the Sale Assets:

         5.8.1    BOC shall retain the Business and the Sale Assets;

         5.8.2 BOC shall be immediately released from such of the undertakings in clause 5 and clause 8 as would otherwise restrict or inhibit BOC (or any of its subsidiaries or subsidiary undertakings) from carrying on the Business before or after Completion;

         5.8.3 BOC shall be immediately released from any past, current or future liability in respect of any of the Warranties and any indemnity contained herein in so far as such liability relates to the Business or the Site or the Sale Assets (or any of them);

         5.8.4 all other provisions of this Agreement (except clause 5.7 and this clause 5.8) insofar only as they relate to the sale and purchase of the Business or the Sale Assets shall immediately cease to be of any effect;

         5.8.5 at the request of either party, the distributor arrangements referred to in Schedule 4 will be formalized;

         5.8.6 BOC will continue to run the Business for at least two years from the Completion Date substantially in the same manner in which it is currently carried on, with the intention of preserving the Business as a going concern at least up to such date. If, at any time in the period of two years commencing on the Completion Date, BOC offers for sale, or enters into any negotiations or discussions concerning the sale of, all or a substantial part of the Sale Assets and the Business, Philipps shall have the right to elect to purchase the same in priority to any third party on terms no more disadvantageous to Philipps than any which may have been agreed between BOC and any third party. For the avoidance of doubt BOC shall not be required to (and shall not be liable for any failure to) continue to run the Business under this clause if BOC notifies Philipps in its absolute discretion at any time that BOC no longer wishes to carry on the Business and subsequently ceases to do so, provided that on receiving such notification Philipps may elect to purchase the Business and the Sale Assets on terms to be agreed between the parties at that time.

6.       CHANGE OF NAME

6.1 Notwithstanding any other provision of this Agreement, no interest in or right to use the name "BOC", or the zeta device shown on the cover sheet of this Agreement, is being sold or transferred to Philipps hereunder.

6.2      Philipps undertakes:

         6.2.1 as soon as practicable after Completion to change the name of the Business so as to exclude the name "BOC",

         6.2.2 not to use the name or letters "BOC" at any time after Completion as part of the name of the Business or the Company or in connection therewith; and

         6.2.3 not to hold out any continuing association between BOC or any member of the BOC group of companies and the Business or the Company after Completion

Provided that, with respect to clauses 6.2.2 and 6.2.3, the Company and the Business shall be entitled to use any existing stocks of packaging materials for a period of up to six months from Completion.

7.       PROVISIONS RELATING TO THE BUSINESS

7.1 BOC and Philipps shall jointly procure that on or as soon as practicable after the Completion Date:

         7.1.1 the value of the Stocks as at the Completion Date is determined on the same basis as used in preparation of the Business Accounts; and

         7.1.2 the Book Debts are identified, agreed and itemized.

7.2 BOC (or BOC Limited), shall collect and retain the Book Debts for its own account. Philipps shall account to BOC for any money received by Philipps from any debtor in discharge of any of the Book Debts.

7.3 Notwithstanding Completion, BOC shall procure that BOC Limited be responsible for all debts and other payments payable by and claims outstanding against BOC Limited in respect of the Business at Completion, including claims by third parties in respect of any service supplied by BOC Limited in respect of the Business or any act or omission thereof in respect of the Business prior to Completion; and BOC shall indemnity Philipps in respect of all Losses which Philipps may incur as a result of any such indebtedness or claim or as a result of anything happening, done or omitted to be done by BOC Limited in respect of the Business prior to Completion.

7.4 Philipps shall perform and discharge after Completion the obligations and liabilities of BOC Limited outstanding under each of the Contracts (so far as it is lawfully able to do so and subject to it receiving the benefit of any such Contract, whether by means of assignment or otherwise) as at Completion, except for any obligations or liabilities attributable to a breach of any of the Contracts on the part of BOC Limited and Philipps shall indemnity BOC against all Losses incurred by BOC Limited by reason of or in connection with the non-performance or the negligent performance after Completion by Philipps of the Contracts or any of them.

7.5 All rents, rates, gas, water, electricity, telephone and other charges and outgoing relating to or payable in respect of the Business, and all salaries, wages and other emoluments, including holiday pay, tax, PAYE and national insurance payments and contributions to retirement benefit schemes, if any, relating to the Employees or any former employee of the Business, shall be borne and paid by HOC up to Completion and by Philipps thereafter.

7.6 BOC and Philipps acknowledge that the provisions of the Transfer Regulations shall apply to this Agreement and to the transfer of the Business as regards the Employees and that on Completion the contracts of employment of each of the Employees will be transferred to the employment of Philipps by operation of law. Philipps shall indemnity BOC Limited against all Losses in relation to the contracts of employment of those Employees arising on or after Completion in respect of matters, events and liabilities arising on or after Completion. BOC shall indemnity Philipps against all Losses in relation to the contracts of employment of those Employees arising prior to Completion where such Employees are or will be transferred to Philipps with effect from Completion in accordance with the Transfer Regulations.

7.7 With respect to VAT the parties intend that the Business shall be sold as a going concern for VAT purposes and, accordingly, the parties agree:

         7.7.1 that they shall use all reasonable endeavors to procure that the sale of the Business is deemed to be a transfer of a business as a going concern with effect from Completion and that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("Article 5") shall apply thereto, and to this end the parties shall promptly agree the form of a letter to be sent by BOC to H M Customs & Excise seeking confirmation that the sale is to be so treated and Philipps (or any Connected Company of Philipps to which Philipps assigns all or part of the benefits of this Agreement under clause 13.1) undertakes to procure that it is duly registered as a taxable person (as defined in section 3 of the Value Added Tax Act 1994) within 14 days hereof;

         7.7.2 that if the sale of the Business is treated as a supply of goods or services under Article 5 the consideration referred to in clause 3.2 shall where applicable be deemed to be exclusive of any value added tax, and that Philipps shall pay all value added tax due thereon within 14 days of presentation to Philipps by BOC Limited of a VAT invoice therefor;

         7.7.3 that BOC shall procure BOC Limited to apply to HM Customs and Excise for permission for BOC Limited to continue holding all the records of the Business for value added tax purposes which are currently required by
Section 49 of the VAT Act 1994 to be preserved by BOC Limited and BOC undertakes to procure that BOC Limited preserve these records in such a manner and for such periods as may be required by law and to give Philipps as from Completion access to such records;

         7.7.4 that if BOC or BOC Limited delivers any such VAT records to Philipps, Philipps shall for such periods as may be required by law from the Completion Date preserve such records and, upon reasonable notice during normal business hours, make them available to BOC or its agents.

8.       NON-COMPETE UNDERTAKINGS

8.1 BOC undertakes to Philipps that, without Philipps' written consent, it will not, and none of its subsidiaries or subsidiary undertakings will:

         8.1.1 for a period of 3 years from Completion, either solely or jointly with any other person, firm or company, directly or indirectly engage, carry on or be interested in the production or supply of calcium carbide within a radius of 1,000 miles from either the Site or any of the Properties; or

         8.1.2 for a period of 3 years from Completion, either solely or jointly with any other person, firm or company, directly or indirectly engage, carry on or be interested in the production or supply of dicyandiamide; or

         8.1.3 in competition with the business of the Company or the Business as carried on at the date hereof canvass or solicit the custom of any person, firm or company who has within two years prior to Completion been a regular customer of the business of the Company or the Business.

8.2 BOC acknowledges that the duration, extent and application of the restrictions contained in clause 8.1 are no greater than is reasonable and necessary for the protection of the interests of Philipps as purchaser hereunder; but that if any such restriction is adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period or radius thereof reduced, that restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and enforceable.

9.       WARRANTIES

9.1 BOC warrants and represents to and undertakes to and for the benefit of Philipps in the terms of the Warranties set out in Schedule 3, with the intention that Philipps should enter into this Agreement in reliance on them, and acknowledges that Philipps has entered into this Agreement in reliance on them. Save as expressly otherwise provided, the Warranties shall be separate and independent.

9.2 The Warranties are given subject to any matter adequately disclosed in or attached to the Disclosure Letter.

9.3 Philipps acknowledges and agrees that in entering into this Agreement, Philipps does not rely on, and shall have no remedy in respect of, any statements, warranties or representations (whether negligently or innocently made) of any person, whether a party hereto or not, except where expressly set out in this Agreement and except for the Warranties. The only remedy available to Philipps for breach of the Warranties shall be for breach of contract under the terms of this Agreement. Nothing in this sub-clause 9.3 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

9.4 The Warranties shall remain in fill force and effect notwithstanding Completion.

9.5      BOC farther warrants to Philipps that:

         9.5.1 subject to clause 9.2, and subject to any further disclosures made by or on behalf of BOC in a supplement to the Disclosure Letter at any time prior to Completion, the Warranties will be true and not misleading at Completion as if they had been given again at Completion; and

         9.5.2 if after the signing of this Agreement and before Completion, any event shall occur or matter arise which results or may result in any of the Warranties being untrue or inaccurate at Completion, BOC shall as soon as practicable upon becoming aware thereof notify Philipps in writing thereof prior to Completion.

9.6 Philipps warrants to and for the benefit of BOC, with the intention that BOC should enter into this Agreement in reliance thereon (and Philipps acknowledges that BOC has entered into this Agreement in reliance thereon), that

         9.6.1 Philipps is a corporation duly incorporated and validly existing under the laws of the state of New York;

         9.6.2 Philipps has on the date hereof and will have at Completion sufficient immediately available funds to pay the aggregate consideration due to BOC in accordance with clause 4.5.3 and to effect the transactions contemplated hereunder; and

         9.6.3 Philipps has the legal right and full power and authority to enter into this Agreement and any other documents to be executed by Philipps pursuant to this Agreement and to fulfil its obligations hereunder and thereunder.

10.      TAX INDEMNITY

10.1 Subject to clause 10.2, BOC hereby covenants with Philipps in respect of the Company (but not the Business) to indemnify Philipps against any liability to Taxation of the Company (including, for the avoidance of doubt, any liability to Taxation arising as a consequence of the Company's dispute with the Norwegian tax authorities as disclosed in paragraph 4.1/4.2 of the Disclosure Letter) arising in respect of, by reference to or in consequence of:

         10.1.1 any income, profits or gains of the Company earned, accrued or received on or before Completion; and

         10.1.2 any transaction, act, event or omission of whatever nature effected or deemed to have been effected which occurs on or before Completion.

10.2 The indemnity contained in clause 10.1 shall not cover any liability to Taxation to the extent that:

         10.2.1 provision or reserve in respect thereof has been made in the Audited Accounts; or

         10.2.2 the liability to Taxation arises in respect of or by reference to any income, profits or gains earned in respect of the period, or any event occurring, between the Balance Sheet Date and Completion and which arises in the ordinary course of business of the Company; or

         10.2.3 the liability to Taxation would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company on or at any time after Completion (unless carried out in the ordinary course of business or pursuant to a legally binding commitment created before Completion); or

         10.2.4 a claim has not been made against BOC on or before the seventh anniversary of the Completion

Date.

11.      ENVIRONMENTAL INDEMNITY

11.1 For the purposes of this clause and the Warranties contained in paragraph 9 of Schedule 3 the following words and expressions have the following meanings:

         11.1.1 "Environment" means ecological systems including living organisms and the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water); and in the case of man includes his property;

         11.1.2 "Environmental Authority" means any legal person (including any government department or government agency) having regulatory authority under Environmental Laws and/or any court of law or tribunal which has jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment;

         11.1.3 "Environmental Laws" means the following to the extent the same have force of law in the applicable jurisdiction at Completion:

         (a) any international, national or local statutes or other laws or legislation;

         (b) all rules, regulations, orders, ordinances, notices, guidelines, directives, codes of practice, circulars, guidance notes, Permits, decrees, demands, injunctions, judgments or plans made or issued under (a) above;

         (c)      the common law, equity or any civil code; and

         (d) judgments, decisions, notices, orders, directions, consent agreements, instructions or awards by, with or of any Environmental Authority which relate to pollution or protection of the Environment or which otherwise compensate damage to the Environment or which relate to public health and safety matters (but not including laws relating primarily to workers' health and safety matters or hygiene), including without limitation laws relating to emissions, discharges or threatened releases of Hazardous Substances into the Environment or to the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Substances;

         11.1.4 "Environmental Liability" means any liability of Philipps (or any Connected Company) or the Company under Environmental Laws (including, without limitation, liability under Environmental Laws to undertake Remedial Action);

         11.1.5 "Environmental Loss" means any loss, damages, liabilities, costs and expenses (including fines, penalties, the reasonable cost of Remedial Action and reasonable legal and other professional fees) suffered or reasonably incurred by Philipps (or any Connected Company) or the Company in respect of(i) any Environmental Liability, or (ii) (subject to the proviso in clause 11.7) any reasonable action taken by Philipps (or any Connected Company) or the Company to prevent, eliminate, reduce, limit or mitigate any Environmental Liability;

         11.1.6    "Hazardous Substances" means

         (i)      wastes, pollutants or contaminants; and

         (ii) other substances that are regulated as hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic under applicable Environmental Laws, in each case whether in the form of solids, liquids, gases or ions;

         11.1.7 "Permits" means any permits, permissions, licenses, consents or authorizations (and any conditions or requirements thereof) required on or before Completion by the Company or the Business under Environmental Laws;

         11.1.8 "Remedial Action" means any steps reasonably necessary for investigating, limiting, removing, remedying, cleaning up, abating, containing, preventing, monitoring, or ameliorating damage to the Environment.

11.2 Subject to the following provisions of this clause 11, BOC agrees and covenants with Philipps to pay to Philipps the amount of any Environmental Loss suffered or incurred by Philipps (or any Connected Company) or the Company to the extent such Environmental Loss arises out of or relates to:

         11.2.1 any discharge, spillage, leak, escape or release of any Hazardous Substance while such Hazardous Substance was in the ownership or possession or under the control of BOC or the Company (whether at the Site or the Properties or any former site or property or elsewhere) into the Environment (including, for the avoidance of doubt, the Environment at the Site or any of the Properties) before Completion; and/or

         11.2.2 the presence of(or any direct consequence of the presence of) any Hazardous Substance in or under the land at any of the Properties, being a Hazardous Substance that is (i) present in or under such land at Completion or
(ii) derives from a Hazardous Substance that is so present (but not to the extent that any derivative Hazardous Substance is created by or attributable to or exacerbated by a Hazardous Substance which is not present at Completion);

         11.2.3 any material failure on the part of the Company or the Business on or before Completion to hold and/or to comply with any Permit.

11.3 The limitations in clause 12.3 shall apply to claims under clause 11.2 and, furthermore, BOC shall not be liable in relation to any claim under Clause 11.2:

         11.3.1 unless notice of such claim is given in writing by Philipps to BOC setting out such details as are available of the specific matter in respect of which the claim is made within 7 years of Completion;

         11.3.2 if and to the extent that a deduction or provision therefor has been made in respect of the claim in the Audited Accounts; and

         11.3.3 to the extent that the Environmental Loss which is the subject of the claim is covered by a policy of insurance in force on Completion and payment is made under such policy by the insurer and received by Philipps or the Company.

11.4 In the event that any claim under clause 11 arises out of or relates to any pre-Completion acts or omissions of BOC or the Company which are continued by Philipps (or any Connected Company) or the Company after Completion in the knowledge or expectation that they may give rise to an Environmental Loss, (including for the avoidance of doubt the Company's discharge of filter cake to the fiord), BOC's liability under this clause 11 shall be limited to such proportion of any resulting Environmental Loss as is equivalent to the proportion which the acts or omissions before Completion causing such Environmental Loss bears to all the acts and omissions occurring before and after Completion causing such Environmental Loss.

11.5 Subject to clauses 11.4 above and 11.6 below, BOC shall not be liable for that proportion of any claim under clause 11.2 which is caused or exacerbated by an act or omission of Philipps (or any Connected Company) or the Company after Completion except where:

         11.5.1 such act or omission was done or omitted in the ordinary course of business of the Company or the Business and with insufficient knowledge of the surrounding circumstances to enable a reasonable person in the position of Philipps (or any Connected Company) or the Company to appreciate that such act or omission was reasonably likely to give rise to a claim under clause 11.2; or

         11.5.2 such act is to enter into an agreement with the relevant Environmental Authority or any other party to undertake Remedial Action in connection with a particular issue (thereby incurring Environmental Loss) either (i) on the understanding that such Environmental Authority or other person shall take no further action or shall require less onerous Remedial Action or (ii) in circumstances where it is reasonable to expect that such Remedial Action will reduce the amount of any loss, damages or liabilities which might otherwise be incurred;

provided that BOC consents to any such agreement (such consent not to be unreasonably withheld or delayed) or that the quantum of BOC's liability under clause 11.2 is not actually increased as a result of such agreement when compared to BOC's liability in the absence of such agreement.

11.6 Subject to clause 11.4 and notwithstanding clause 11.5 above, if Philipps or the Company is required to take Remedial Action under Environmental Law in respect of any matter falling outside clause 11.2 and at the same time or as a result thereof it is required by an Environmental Authority to take Remedial Action in respect of any matter which falls within clause 11.2, Philipps shall be liable for that part of any Environmental Loss which falls outside clause 11.2, and BOC shall be liable for such portion of the Environmental Loss which falls within clause 11.2.

11.7 Philipps agrees in respect of matters which come to its knowledge that it shall (and shall procure that the Company shall) use its reasonable endeavors to mitigate any Environmental Loss which may arise under Clause 11.2 and BOC agrees that it shall indemnify Philipps against any costs, charges or expenses that Philipps or the Company may incur in the performance of their obligations under this sub-Clause, provided that the amount of such costs, charges or expenses shall not exceed the amount for which BOC would otherwise be liable under Clause 11.2.

11.8 To the extent that any claim in respect of Environmental Loss under this Clause 11 relates to Remedial Action, BOC shall (unless otherwise agreed by the parties) only be liable for Remedial Action which is required by an Environmental Authority, and where such Environmental Authority grants Philipps (or any Connected Company) or the Company discretion as to the method or level of Remedial Action, BOC shall only be liable for the least expensive method or minimum level of Remedial Action which is acceptable to the Environmental Authority. Philipps shall consult with BOC concerning any Remedial Action, including the method or level thereof

11.9 If Philipps becomes aware of any claim relevant for the purposes of this clause 11, Philipps shall within 21 days thereof procure that notice of that claim is given to BOC in writing.

11.10 Where BOC has or may have a claim or a defense against a third party in relation to a matter which has given or may give rise to a claim under clause 11.2, Philipps shall afford BOC all such assistance as may be reasonably necessary in relation to such claim or defense, including access to and copies of any documents or other information in the possession of Philipps (or any Connected Company or the Company) (other than documents or information which are legally privileged) subject to Philipps being indemnified to its reasonable satisfaction against all reasonable costs, expenses and liabilities incurred as a result of so doing.

11.11 Where Philipps (or any Connected Company) or the Company has or may have a claim against a third party in relation to a matter which has given or may give rise to a claim under this clause, Philipps or the Company shall procure that all reasonable endeavor are used to recover any amounts due from any such third party. If BOC pays an amount in discharge of any claim under clause 11 and Philipps (or any Connected Company) or the Company subsequently recovers from a third party a sum in respect of the subject matter of the claim, Philipps shall pay to BOC an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in relation to such recovery and any tax payable or (ii) if the sum recovered (less reasonable costs and expenses) is more than the amount paid by BOC, the amount previously paid by BOC in respect of such claim.

11.12 If a claim under clause 11 is a result of or in connection with any claim by or liability to a third party then the Company or Philipps shall be entitled to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties in its own name) and to have the conduct of any related proceedings, negotiation or appeals provided always that it shall make no admission of liability in respect of, and shall not compromise, dispose of or settle, any claim without first consulting BOC. If any such claim is compromised, disposed of or settled or liability is admitted by Philipps or the Company against the wishes of BOC and Philipps then seeks to claim under this clause 11 in respect thereof, the burden of proof shall be on Philipps to establish that the terms on which the claim or liability was compromised, settled or admitted were reasonable in all the circumstances.

12.      LIMITS OF BOC LIABILITY

12.1 The liability of BOC in relation to the Warranties shall cease 24 months from Completion save as regards any Warranty Claim of which notice in writing has been given to BOC prior to that date, containing to the extent possible such details as are available of the event or circumstance giving rise to the breach, the basis upon which Philipps is making a claim against BOC and the total amount of liability which results (or Philipps' estimate thereof).

12.2 BOC shall not be liable for any individual Warranty Claim unless it exceeds (pound)25,000 or for any one or more Warranty Claims unless BOC's aggregate liability exceeds (pound)300,000 (in which case all Warranty Claims, including those previously notified, shall accrue against and be recoverable from BOC and Philipps shall be entitled to the whole amount thereof and not merely the excess).

12.3 The total aggregate liability of BOC under the Warranties, the Tax Indemnity and any other indemnity given by BOC hereunder (including the indemnity in clause 11) shall not in any event exceed (pound)9,000,000 (nine million pounds sterling) in respect of claims relating to the Company or its business or any of its assets (including the Properties) and (pound)2,500,000 (two million five hundred thousand pounds sterling) in respect of claims relating to the Business and the Sale Assets and accordingly shall not exceed in aggregate the total consideration of (pound)11,500,000 (eleven million five hundred thousand pounds sterling) payable in respect of the Sale Shares, the Business and the Sale Assets in accordance with clause 3.

12.4 If any payment is made by BOC to Philipps pursuant to a claim made by Philipps for any breach of this Agreement (including, without limitation, any Warranty Claim or any indemnity contained in this Agreement), the payment shall so far as possible be made by way of reduction of the consideration paid for the Sale Shares (if it relates to the Company) or the Goodwill (if it relates to the Business) and such consideration shall accordingly be deemed to have been reduced by the amount of such payment.

12.5 BOC shall be entitled to set off its liability to Philipps for any Warranty Claim, or any other claim made hereunder (whether such claim is for breach of warranty, breach of contract, under any indemnity or otherwise), against any liability of Philipps to BOC in respect of any breach or failure by Philipps under this Agreement or under any of the Contracts to which Philipps is a party as anticipated in clause 7.4.

12.6 None of the limitations contained in this clause 12 shall apply to any claim or Warranty Claim to the extent that such claim arises or is increased or is delayed as a result of fraud or willful misconduct by BOC or any of its officers or employees.

13.      OTHER PROVISIONS

13.1 If, prior to Completion, any event occurs (not being an event affecting generally companies carrying on business in Norway or the United Kingdom or an event affecting generally companies carrying on business of a kind similar to the Business or the business of the Company), which materially and adversely affects the financial position of the Company or the Business, Philipps shall be entitled (without prejudice to all other rights and remedies available to it) by notice in writing prior to the Completion Date to terminate this Agreement, but failure to exercise this right shall not constitute a waiver of any other rights of Philipps arising out of any breach of Warranty or otherwise.

13.2 Either Philipps or BOC may, with the prior written consent of the other (such consent not to be unreasonably withheld), assign to a Connected Company all its rights and benefits under this Agreement, provided that the original contracting party shall unconditionally guarantee and remain liable for the timely performance by the Connected Company of any obligations assumed by any such Connected Company. under this Agreement. For the purposes of this clause
13.2 BOC agrees that, following Completion, Philipps may assign to its wholly-owned subsidiary Ferro Metal & Chemical Corporation, a company incorporated in England and Wales, all rights and benefits of Philipps under this Agreement relating to the Business and the Sale Assets and may assign to a wholly-owned subsidiary to be incorporated in Norway, all rights and benefits of Philipps under this Agreement relating to the Company. Except as referred to in this clause 13.2, no assignment shall be permitted without the prior written consent of the other party.

13.3 No variations to this Agreement shall be effective unless made in writing and signed by or on behalf of the parties hereto.

13.4 If Completion falls on or after the fifteenth day of the month, Philipps agrees to procure that the unaudited monthly management accounts of the Company and of the Business for that month are prepared in a manner consistent with the preparation of the respective management accounts for the previous twelve months and that a copy is provided to BOC within ten days after the end of the relevant month or as soon as possible thereafter.

13.5 Philipps acknowledges that, with effect from Completion, the insurance policies listed in schedule 5 shall cease to apply to the Company, the Business and the Sale Assets (except as referred to below), and that Philipps shall be responsible for insuring the Company (including its business and assets and the Properties), the Business and the Sale Assets with effect from Completion. In addition, Philipps undertakes that, with effect from Completion, it will not make, and will procure that neither the Company nor the Business will make, any claim under the insurance policy listed in part 2 of schedule 5. Notwithstanding the foregoing, the Company shall be entitled to make claims after Completion under the policy listed in part 3 of schedule 5 being claims arising wholly out of acts, omissions or events occurring prior to Completion, and BOC shall provide such assistance (not involving material expenditure) as the Company may reasonably request in respect thereof (the policy listed in part 3 of schedule 5 being the "Vesta-Liability II" policy described in the overview of insurances (revised at 25 June 1998) attached to the Disclosure Letter, as enhanced by the policies referred to in the footnote to such overview).

13.6 This Agreement (together with any documents referred to herein) constitutes the whole agreement and understanding between the parties hereto, and supersedes any previous agreement or understanding between them or their respective agents, and all prior representations and expressions of opinion by either party or its agent to the other party or its agent, relating to the subject matter hereof. Nothing in this sub-clause 13.6 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

13.7 BOC agrees and covenants with Philipps to indemnify Philipps in respect of any Losses arising out of or in connection with the Company's limestone quarrying activities prior to Completion in the municipality of Osteroy at the Properties listed on the final page of the list of Properties (revised at 25 June 1998) attached to the Disclosure Letter. The limitations in clause 12.3 shall apply to any claims under this clause 13.7 and BOC shall not be liable in relation to any claim under this clause unless notice of such claim is given to BOC within 7 years of Completion.

13.8 At any time after the date hereof BOC shall, and shall use its best endeavors to ensure that any necessary third party shall, at the request of Philipps execute such documents and do such acts and things as Philipps may reasonably require for the purpose of vesting the Sale Shares, the Business and the Sale Assets in Philipps or its nominees and giving to Philipps the full benefit of the provisions of this Agreement.

13.9 If any provision of this Agreement shall be held to be illegal or unenforceable in whole or in part such provision shall be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

13.10 All costs and expenses incurred by or on behalf of the parties hereto, including fees of professional advisers, in connection with the preparation, negotiation or execution of this Agreement shall be borne by and remain the responsibility of the party incurring the same. In particular, Philipps shall pay any VAT and stamp duty due in the United Kingdom on the sale of the Sale Assets.

13.11 No announcement shall be made in respect of the subject matter of this Agreement, and each party will keep confidential the terms of this Agreement, except with the prior consent of both parties to this Agreement, or except as required by law or The London Stock Exchange.

13.12 Any notice required to be given or served hereunder shall be in writing in the English language and shall be served by sending the same by prepaid first class post or fax or by delivering the same by hand to the addresses of the parties given at the beginning of this Agreement, or such other address as may be notified. Any notice sent by post shall be deemed to have been served two Business Days from the time of posting in the case of inland mail in the United Kingdom or four Business Days from the time of posting in the case of international mail and any notice sent by fax shall be deemed to have been served upon despatch at the time then prevailing in the location of the addressee and in proving the service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped, addressed and placed in the post and, in the case of a fax, that it was duly despatched to a current fax number of the addressee.

13.13 This Agreement and, unless otherwise stated, the documents to be entered into pursuant to it shall be governed by, and construed in all respects in accordance with, English law. Each of the parties agrees for the benefit of the other that the courts of England are to have exclusive jurisdiction to settle any dispute arising in connection with this Agreement and irrevocably waives any objection on the grounds of forum non conveniens to the jurisdiction of the courts of England.

13.14 Philipps shall at all times maintain an agent for service of process in England. The first such agent shall be Ferro Metal and Chemical Corporation of 179 Kings Road, Reading RGl 4EX. Philipps undertakes not to revoke the authority of such agent and forthwith to appoint another agent with an address in England and to notify BOC thereof should the agent cease to act or to be able to act as agent for service of process.

13.15 This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS whereof this Agreement has been duly executed on the first date written on page 3.

Signed by /s/

For and on behalf of THE BOC GROUP plc

Signed by /s/ Jack Bendheim
          -----------------
For and on behalf of PHILIPP BROTHERS CHEMICALS INC

                                   SCHEDULE 1

                             DETAILS OF THE COMPANY

Name                                     Odda Smelteverk A/S

Registration No.                         914896819, Norway

Registered Office                        Roldalsveg 35/37

                                         5750 Odda, Norway

Date of Incorporation                    1924

Share Capital                            35m NOK

Issues Shares                            35,000 shares of 1,000 NOK each

Registered holder of the Sale Shares     BOC Holdings - 35,000 shares

Members of the Board                     Barry Beecroft (Chairman)
                                         Robert Hermansen (Managing Director)
                                         Richard Overend
                                         Tollef Rullestad
                                         Sven Solberg
                                         Geir Sekse
                                         Baard Svenning

Company Secretary                        Per Oeyvind Saaevartveit

Auditors                                 Coopers & Lybrand

Accounting Reference Date                30 September

Shareholdings in other companies         10,652 shares (20.29%) in
                                         Aktiesekskabet Tyssefaldene
                                         80 shares (26.6%) in Vilhelm Ravn A/S
                                         168 shares (9.28%) in Odda Recycling

                                   SCHEDULE 2

                          DETAILS OF TYSSEFALDENE A/S

Name                              Aktieselskabet Tyssefaldene

Registration No.

Registered Office                 Tyssedal, Norway

Date of Incorporation             28.9.1924

Share Capital                     5,250,000 NOK

Issued Shares                     52,500 shares of 100 NOK each

Shareholders                      Odda Smelteverk A/S        - 10,652 (20.29%)
                                  Norzink A/S                - 20,938 (3 9.88%)
                                  DNN Industrier A/S         - 20,910 (3 9.83%)

Members of the Board              L Egeland (DNN) (Chairman)
                                  R Sandsta (Managing Director)
                                  J J Soiheim (DND)
                                  E Guldbrandsen (NZ)
                                  J G Thuestad (NZ)
                                  R Hermansen (OS)
                                  P O Saevartveit (OS)
                                  A Brettvik (Employee Rep)
                                  K Skar (Employee Rep)


Company Secretary                 Karstein Brumnes

Auditors                          Coopers & Lybrand (Oslo)

Accounting Reference Date         31 December

SCHEDULE 3

THE WARRANTIES

         1.       CORPORATE MATTERS

         1.1 The information relating to the Company and Tyssefaldene A/S contained in Schedules 1 and 2 is true and complete.

         1.2 There are no agreements or arrangements in force which grant to any person the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital of the Company or Tyssefaldene A/S.

         1.3 BOC and the Company are companies duly incorporated and validly existing under the laws of their respective places of incorporation.

         1.4 BOC has the legal right and full power and authority to enter into and fulfil its obligations under this Agreement, and any other documents to be executed by BOC pursuant to this Agreement.

         1.5 The Sale Shares constitute the whole of the issued and allotted share capital of the Company.

         1.6 The Sale Shares are fully paid and are beneficially owned by BOC free from any Encumbrance and (other than under this Agreement) there is no agreement or arrangement to give or create any such Encumbrance.

         1.7 The Company is the beneficial owner of 10,652 shares in Tyssefaldene A/S, comprising 20.29% of the issued and allotted share capital of Tyssefaldene A/S. All such shares are fully paid.

         1.8 Since the Balance Sheet Date the Company has not paid or declared any dividend.

         1.9 The documents attached to the Disclosure Letter are true, complete and accurate copies of the originals thereof (where such originals exist) and so far as BOC is aware all material information relating to the Company or the Business contained in those documents (but not including any statements of opinion or belief and not including any forecast or budget) was, at the time such documents were drawn up, accurate in all material respects and is not at the date hereof misleading in any material respect; and so far as BOC is aware, having made all reasonable enquiries, the statements of fact contained in section (B) "Specific Disclosures" of the Disclosure Letter (but not including any statements of opinion or belief and not including any forecast or budget) are accurate in all material respects and not misleading.

2.       ACCOUNTING MATTERS

2.1 The Audited Accounts were prepared based on the historical cost accounting convention including the revaluation of certain land and buildings and, except as stated therein, the bases and policies of accounting adopted in preparing the Audited Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

2.2      The Audited Accounts:

2.2.1 give a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of the results thereof for the financial period ended on that date;

2.2.2 comply with the requirements of any applicable Norwegian statutes and with all statements of standard accounting practice and generally accepted accounting principles of Norway then in force;

2.2.3 make full provision for or disclose all liabilities, whether actual, contingent or disputed, of the Company at the Balance Sheet Date.

2.3 The unaudited monthly management accounts of the Company and of the Business for each month in the period from the Balance Sheet Date until 31 May 1998 were prepared in a manner consistent with the preparation of their respective management accounts for the previous 12 months.

2.4 The copies of the Audited Accounts delivered to Philipps are complete and accurate in all respects. The books of account of the Company and the Business and their other material records are up-to-date and have been maintained in accordance with all applicable laws and contain complete and accurate records of all matters required to be dealt with in such books.

3.       FINANCIAL MATTERS

3.1 The Company has not, since the Balance Sheet Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

3.2 None of the debts receivable or due to the Company which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than six months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt.

3.3 None of the banking or loan facilities available to the Company is dependent on the guarantee of, or any security provided by BOC or any affiliate of BOC.

3.4      Since the Balance Sheet Date:

         3.4.1 there has been no material adverse change in the financial position or turnover of the Business or the Company;

         3.4.2 the business of the Company and the Business have each been carried on in the ordinary course so as to maintain the same as a going concern;

         3.4.3 the business of the Company and the Business have not been materially and adversely affected by the loss of any important customer or source of supply and there has been no unusual increase or decrease in the level of the Stocks of the Business;

         3.4.4 the Company has not entered into any transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any payment not provided for in the Audited Accounts otherwise than in the ordinary course of carrying on its business;

3.5 There are no debts owed by the Company to BOC or any Connected Company of BOC, or vice versa, other than debts which have arisen in the ordinary course of business.

3.6 Save as disclosed in the Audited Accounts or except in the ordinary course of business, there is not outstanding any guarantee or indemnity given by the Company.

4.       TAXATION, VAT AND RELATED MATTERS

4.1 The Audited Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be assessed on the Company, or for which it may be accountable, in respect of all events up to and including the Balance Sheet Date.

4.2 All returns, computations and payments which should be, or should have been, made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is the subject of any dispute with the Taxation authorities.

4.3 The Company has no branch, agency, place of business or permanent establishment outside Norway.

4.4 All proper records have been kept and all proper returns and payments have been made as required by law for the purposes of VAT in connection with the Business.

4.5 None of the Sale Assets are the subject of any security in favor of HIM Customs & Excise under paragraph 4 of Schedule 11 to Value Added Tax Act 1994 or Section 157 Customs & Excise Management Act 1979.

4.6 The Sale Assets do not include any items to which Part XV of the Value Added Tax (General) Regulations 1995 applies and in respect of which the period of adjustment will not have expired by Completion.

4.7 None of the Sale Assets are the subject of any charge, power of sale or mortgage in favor of the Inland Revenue for the purposes of inheritance tax in the United Kingdom, nor are there any circumstances which may give rise to the same.

5.       TRADING MATTERS

5.1 Except as disclosed in the Disclosure Letter, there is no material contract between the Company and BOC or any Connected Company of BOC Each such contract is on terms no less favorable to the Company than could be obtained on an arm's length transaction with a person or legal entity that is not a Connected Company of BOC.

5.2 Neither the acquisition of the Sale Shares (or the acquisition of the Business or the Sale Assets) by Philipps nor compliance with the terms of this Agreement will relieve any person of any obligation to the Company (or to BOC Limited in respect of the Business) or enable any person to terminate any such obligation or any right or benefit enjoyed by the Company (or by BOC Limited in respect of the Business).

5.3 The Company is not (and BOC Limited is not in respect of the Business) engaged in any litigation or arbitration proceedings, as plaintiff or defendant, in respect of which the amount claimed is more than (pound)25,000 and BOC is not aware, after making reasonable enquiries, of any such proceedings pending or being threatened by or against the Company or BOC Limited.

5.4 There are no outstanding claims by or disputes with customers of the Company or the Business in respect of goods supplied by the Company or the Business, other than claims of less than (pound)25,000 arising in the normal course of trade.

5.5 So far as BOC is aware, the Company has conducted its business and BOC Limited has conducted the Business in all material respects in accordance with all applicable laws and regulations in each jurisdiction in which the Company and the Business conduct their operations.

5.6 All necessary licenses, consents, permits, concessions and authorizations have been obtained by the Company to enable it to carry on its business, and by BOC Limited to enable it to carry on the Business, in each case in the places and in the manner in which such business is now carried on, and all such licenses, consents, permits, concessions and authorizations are valid and subsisting and are being complied with in all material respects.

5.7 So far as BOC is aware, after making reasonable enquiries, BOC Limited is not materially in default under any of the Contracts and the Company is not materially in default under any material contract to which it is a party.

5.8 So far as BOC is aware, after making reasonable enquiry's, no step has been taken for the winding up, administration or receivership or other analogous proceeding of the Company.

6.       PROPERTY MATTERS

6.1 The Properties listed in the Disclosure Letter comprise all of the premises and land owned, occupied or used by the Company in connection with the business of the Company.

6.2 So far as BOC is aware, the Company has good title to all the Properties owned by it and used in its business and so far as BOC is aware, except as disclosed in the Disclosure Letter:

         (a) there exist no liens on the Properties for Taxation, assessments (both general and special) or other governmental charges which are due and payable;

         (b) the current uses of the Properties are substantially in accordance with all building codes and zoning ordinances and other laws, regulations, rules, orders or determinations of national or local governmental authority applicable thereto;

         (c) there are no easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements or other similar matters materially and adversely affecting the Properties;

         (d) there are no encroachments, overlaps or boundary line disputes materially and adversely affecting the Properties, and no cemeteries or burial grounds thereon;

         (e) there are no material licenses, easements or rights-of-way in favor of third parties relating to roads or to electric power lines, telephone lines, gas pipes, sanitary sewer pipes, storm sewer pipes or water pipes located on, over or under any of the Properties, other than those granted in the ordinary course of business;

         (f) there is no other lien that materially detracts from, or materially interferes with, the present use of the Properties, or otherwise materially impairs the operations conducted thereon.

7.       EMPLOYMENT MATTERS

7.1 Full particulars of the terms and conditions of employment of the Employees and of all the Company's employees are set out in or attached to the Disclosure Letter.

7.2 The Employee named in schedule 4 will be the only employee transferred to Philipps by reason of Philipps acquiring the Business or in respect of whom Philipps will inherit liabilities pursuant to the Transfer Regulations.

7.3 There is not in existence any written contract of employment with any director or employee of the Company, which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation.

7.4      Since the Balance Sheet Date:

         7.4.1 no change has been made in the remuneration (including bonuses) payable, other benefits provided, or terms and conditions of employment of any Employee or any employee or director of the Company, which would increase total staff costs of the Company by more than (pound)100,000 or of the Business by more than (pound)10,000 or the remuneration of any one employee or director of the Business or the Company by more than (pound)10,000; and

         7.4.2 no employee engaged in the Business has left the employment of BOC Limited and no employee has left the employment of the Company, or given or been given notice of termination of such employment.

7.5 The Disclosure Letter lists all pension funds and similar arrangements providing for pensions and other payments relating to the past employment of any past or present employee of the Company to which the Company is under an obligation to make contributions (the "Employee Benefit Plans"). With the exception of the Employee Benefit Plans, the Company is under no legal or moral liability or obligation, and is a party to no ex-gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances or the like to or for any of its past or present officers or employees or their dependants. The assets of each Employee Benefit Plan are at least equal to the liabilities of each such plan as assessed by generally accepted actuarial principles.

7.6 There are no outstanding claims against the Company by any current or past director, officer or employee of the Company or by the Company against any current or past director, officer or employee of the Company.

7.7 No Employee and no employee of the Company is involved in any current industrial dispute and, in relation to the Company, there are no circumstances likely to give rise to any such dispute.

8.       ASSET MATTERS

8.1 The licence agreement dated 4 March 1992 between BOC Limited and SKW is in full force and effect and no notice of termination has been given or received by BOC Limited thereunder. With the exception of such licence, the Company is not (and BOC Limited is not in respect of the Business) the beneficial owner, registered proprietor, user or licensee of any intellectual property rights except ordinary business software, nor are there any outstanding claims against the Company (or BOC Limited in respect of the Business) for infringement of any intellectual property used by it under such licence or otherwise.

8.2 BOC Limited owns absolutely all the Sale Assets free from any Encumbrance. The Company owns absolutely all material assets used in its business free from any Encumbrance.

8.3 With the exception of the Retained Assets, the Sale Assets comprise all assets now used in the Business which are necessary for the continuation of the Business as now carried on.

8.4 Those of the Fixed Assets which are material to the Business, and the material assets used in the business of the Company, are in satisfactory working order and have been regularly and properly maintained.

9.       ENVIRONMENTAL MATTERS

9.1 Each of the Company and the Business has all Permits required for the operation of its business and all such Permits are valid and subsisting.

9.2 So far as BOC is aware the Company and the Business in carrying on their respective businesses have each complied in all material respects and at all material times within the period of six years immediately preceding the date hereof with:

         9.2.1    all the material terms of their Permits; and

         9.2.2    applicable Environmental Laws.

9.3 So far as BOC is aware the execution and/or performance of this Agreement and all other documents which are to be executed at Completion will not result in any Permit being varied, modified, revoked, suspended, cancelled or not renewed.

9.4 In the last six years neither BOC nor the Company has received in relation to either the Company or the Business:

         9.4.1 any written communication from any Environmental Authority in respect of:

                  9.4.1.1 any material Environmental Liability (whether actual or potential);

                  9.4.1.2  the closure of any pan of its operations;

                  9.4.1.3 the variation, modification, revocation, suspension or cancellation of any Permit or an indication of a serious intention or threat to do so; or

                  9.4.1.4  any Remedial Action; or

         9.4.2 any material complaints in writing from employees, subcontractors, neighbors or other third parties which relate to or are likely to give rise to any Environmental Liability.

9.5 No material discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance has occurred or is occurring on or from the Site or any of the Properties in breach of any Permit or Environmental Law.

9.6 Neither BOC (in respect of the Business), nor the Company is or has been within the period of six years immediately preceding the date hereof engaged in any material action, litigation, arbitration, dispute resolution or proceedings relating to or concerning any actual or potential Environment Liability and so far as BOC is aware there are no such matters pending or threatened.

10.      MILLENNIUM COMPLIANCE

10.1 So far as BOC is aware, after making reasonable enquiries, all hardware and software used by the Company is or will be capable of dealing with the problems generally associated with the arrival of the year 2000 and perceived to afflict computer systems generally.

11.      INSURANCE

11.1 Details of the insurances relating to the Business and the Company are contained in the Disclosure Letter.

11.2     In respect of all such insurances:

         11.2.1   all premiums have been duly paid to date;

         11.2.2 all the policies are in full force and effect and no act or omission by or on behalf of BOC has occurred which makes any of these policies voidable;

         11.2.3 at the date of the Agreement, no claim is outstanding and no circumstances exist which are likely to give rise to any claim.

SCHEDULE 4
----------

BOC CARBIDE INDUSTRIES
----------------------

Part 1 - Contracts
------------------

Carbide supply agreement with Stanton Plc, 28 April 1998
Carbide supply agreement with British Steel Plc, 4 March 1997 (as amended) Licensing agreement with Gunness Wharf Ltd, 28 January 1980 (as amended) Management agreement with Gunness Wharf Ltd, 28 January 1980
Patent license from SKW AG, 4 March 1992
BOC Limited carbide storage licenses dated respectively 12 January 1996, 12 January 1996 and 28 February 1996
Liquid nitrogen supply agreement with BOC Limited, 23 June 1998
Distributor arrangements with the Company as summarized in Section IG of the Disclosure Letter

Part 2 - Employees
------------------

R Nicholson       -resident engineer, Althorpe (part-time)

SCHEDULE 5
----------

INSURANCE POLICIES
------------------

Part I
INSURER
Royal and Sun Alliance (on behalf of Royal and Sun Alliance Group, AIG, Zurich International UK Ltd and others)
COVERAGE
Property damage and business interruption


Part 2
INSURER
Priestley Insurance Company Limited
COVERAGE
World-wide public/products liability insurance

Part 3
INSURER
Vesta (on behalf of Royal and Sun Alliance, AIG, Zurich International UK Ltd and others)
COVERAGE
World-wide public/products liability insurance